Exhibit 10.3
SECOND AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
This Second Amendment to Executive Employment Agreement is made as of the 28th day of July, 2011, by and between Standard Parking Corporation, a Delaware corporation (the “Company”), and Gerard M. Klaisle (the “Executive”).
RECITALS
A. The Company and the Executive have previously executed a certain Executive Employment Agreement dated as of March 17, 2005, as amended by a certain First Amendment dated as of December 29, 2008 (as so amended, the “Agreement”).
B. The Company and the Executive have agreed to modify certain provisions of the Agreement as set forth below.
NOW, THEREFORE, in consideration of the Recitals, the mutual promises and undertakings herein set forth, and the sum of Ten Dollars ($10.00) in hand paid, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereby agree that the Agreement shall be deemed modified and amended, effective immediately, as follows:
1.
Paragraph 3(a) of the Agreement is hereby amended to add a third sentence as follows: “At no time during the Employment Period shall the Annual Base Salary be reduced below the Base Salary in effect as of the date hereof (the “Base Salary Minimum”) unless Executive’s duties and responsibilities have been reduced at Executive’s request.”

2.	The third sentence of paragraph 3(b) of the Agreement is hereby amended by changing the period to a semi-colon, and adding the following thereafter:
“provided, however, that in no event shall the Target Annual Bonus for any calendar year be less than Sixty Thousand Dollars ($60,000).”
3.	Paragraph 4(b)(ii) of the Agreement is hereby amended by inserting the word “gross” immediately preceding the word “misconduct”.

4.	Paragraph 4(c) of the Agreement is hereby amended to read, in its entirety, as follows:
“(c) Voluntarily by the Executive. Executive may terminate his employment by giving written notice thereof to the Company (which shall include without limitation the Executive’s election to effectively terminate his employment at the expiration of any given Employment Period by reason of the Executive’s giving of notice pursuant to paragraph 1 above), provided, however, that if Executive terminates his employment for Good Reason, such termination shall not be considered a voluntary termination by Executive and Executive shall be treated as if he had been terminated by the Company pursuant to paragraph 5(a) below. “Good Reason” means any of the following:
(i) a reduction in the Executive’s Annual Base Salary that is not accompanied by a similar reduction in annual base salaries of similarly situated Company executives (provided, however, that in no event shall the Executive’s Annual Base Salary be reduced to less than the Base Salary Minimum unless permitted by paragraph 3(a) above); or
(ii) a reduction in the Executive’s opportunity to earn an Annual Bonus under the Annual Bonus Program; or
(iii) a breach by the Company of this Agreement (including without limitation the provisions of paragraph 2 and paragraph 3(b) above) after Executive has given to the Company advance written notice of, and a reasonable opportunity to cure, any such breach; or
(iv) the Company’s requirement that the Executive relocate his principal place of business outside of the greater Chicago metropolitan area.”
5.	Paragraph 5(a)(ii) of the Agreement is hereby amended to read, in its entirety, as follows:
“(ii) continue to provide for the same period (i.e., for the duration of the Employment Period, and in all events for a period not less than eighteen (18) months from the Date of Termination), welfare benefits to the Executive and/or the Executive’s family, at least as favorable as those that would have been provided to them under clause (d)(iii) of Section 3 of this Agreement if the Executive’s employment had continued until the end of the Employment Period (or, if longer, until the end of eighteen (18) months from the Date of Termination); provided, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this Section 5(a) may be made secondary to those provided under such other plan.”
6.	Paragraph 5(d) of the Agreement is hereby amended by inserting the words “(other than for Good Reason)” immediately after the words “as provided in paragraph 4(c) above”.
7.	Paragraph 6(f) of the Agreement is hereby amended by substituting the words “twenty-four (24)” in lieu of the words “twelve (12)” appearing therein.

8.	The first and third sentences of paragraph 6(g) of the Agreement are hereby amended by substituting the words “twenty-four (24)” in lieu of the words “twelve (12)” appearing therein.
9.	Paragraph 6(i) of the Agreement is hereby deemed relocated in its entirety and renumbered as paragraph 18 of the Agreement.
10.
Except as expressly modified above, all of the remaining terms and provisions of the Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the Company and Executive have executed this Second Amendment to Executive Employment Agreement as of the day and year first above written.

COMPANY:	EXECUTIVE:

STANDARD PARKING CORPORATION,
a Delaware corporation

/s/ GERARD M. KLAISLE Gerard M. Klaisle

By:
/s/ JAMES A. WILHELM James A. Wilhelm
President and Chief Executive Officer